FINANCING FACILITIES CONSULTING AGREEMENT

This Agreement is entered into effective as of August 31, 2012, between Xun Energy, Inc., (hereinafter "Client") and Prodigy Asset Management, LLC, (hereinafter “Consultant.”)

WHEREAS, the Client is engaged in the acquisition of interest positions and mineral rights for the purposes of oil and gas development and production wishes to engage Consultant to advise Client on matters relating to the Financial Management & Evaluation of the Client’s business.

1.

Consulting and Advisory Activities.  Consultant’s responsibilities shall include, without limitation, the following activities (hereinafter collectively referred to as "Services"):

a)

Develop business plan & forecast and conduct profit analysis;

b)

Direct budget & cost controls and  review accounting practices;

c)

Conduct common size analysis, ratio analysis (liquidity, turnover, profitability, etc.), trend analysis and industry comparative analysis;

d)

Conduct  comparisons of the company to other businesses in the same or similar industry to discover trends affecting the company and/or the industry over time;

e)

Analyze & interpret financial data and compile reports recommending changes to improve systems and financial performance;

f)

Assess alternatives and overall financial performance to suggest appropriate course of action;

g)

Provide recommendations to management for establishing and achieving profit objectives;

h)

The formation of a detailed business plan;

i)

5 Year Pro Forma Financials;

j)

Private Placement Memorandum (PPM);

k)

Performing a corporate compliance and documentation review of the Company’s corporate governance and capital structure. The scope and purpose of the corporate compliance and documentation review is to help prepare the Company to apply for business credit and attempt to maximize the possibility of success in obtaining business credit and for no other legal or business purpose;

l)

Establishing a Dunn & Bradstreet file and rating; building a Dunn & Bradstreet PAYDEX score;

m)

Establishing a business credit file with Experian’s corporate department; building an Experian Intelliscore number;

n)

Creating a business credit file with Equifax’s business department;

o)

Providing Company with a non-comprehensive list of trade accounts that may or may not report to business credit bureaus, including Dunn & Bradstreet, Experian’s corporate department and Equifax’s business department;

p)

Obtaining access to a dedicated funding advisor that is provided by Consultant and/or its affiliates as of the date of this Agreement between Consultant and Company.

2.

Compensation.  In consideration for Consultant’s services hereunder, Client shall pay Consultant as follows:

a)

Client shall pay Consultant retainer of Four Thousand Eight Hundred Dollars ($4,800 USD) for aforementioned services within thirty (30) days of the execution of this agreement.

b)

Prepaid Retainer Fee of $1,000,000 USD in the form of Twenty Million Shares (20,000,000) of Class A Common Stock issued at 5 cents ($0.05 USD) per share within fourteen (14) days of the execution of this agreement.

c)

A Facilitators Fee of five percent (5.0%) of the gross amount of an equity investment, three percent (3.0%) of the gross amount of a sub-debt credit1 facility and two percent (2.0%) of the gross amount of a senior credit facility within five (5) days of funding.

3.

Termination.  This Agreement shall be effective upon the date set forth in the first paragraph of this Agreement and continue until August 31th, 2014.

a.

This Agreement may be extended by written agreement signed by the parties.  Either party may terminate this Agreement with or without cause upon giving thirty (30) days prior written notice to the other party.  Termination or expiration of this Agreement shall not affect any rights or obligations which have accrued prior thereto or in connection therewith.

4.

Confidential Information.

Consultant agrees not to disclose, reveal or make use of any information during discussions or observations regarding methods, concepts, ideas, products/services, or proposed new products or services, nor to do business with any of the revealed contacts without the written consent of the Client.

5.

Publications.  Consultant shall not publish, nor submit for publication, any work directly arising out of the provision of the Services provided hereunder without prior written approval from Client.

6.

Compliance with Laws and Regulations.  In the performance of the Services hereunder, Consultant shall comply with all applicable federal, state and local laws, regulations and guidelines.  Consultant shall also comply with Client’s polices when on Client premises.

7.

Limitation of Liability; Indemnification.  Consultant shall not be liable to Client for any loss incurred in the performance of its services hereunder unless caused by Consultant’s intentional misconduct.  Client agrees, at its sole defense, to indemnify and defend Consultant from and against any damages, claims or suits by third parties against Consultant arising from the performance of Consultant’s Services hereunder unless caused by Consultant’s intentional misconduct.

8.

Independent Contractor.  Consultant’s status under this Agreement is that of an independent contractor.  Consultant shall not be deemed an employee, agent, partner or joint venturer of Client for any purpose whatsoever, and Consultant shall have no authority to bind or act on behalf of Client.  This Agreement shall not entitle Consultant to participate in any benefit plan or program of Client.  Consultant shall be responsible for, and agrees to comply with,

1 A Sub-Debt Facility would include any secured or unsecured debt that is subordinated to a senior claim by a creditor.

obligations under federal and state tax laws for payment of income and, if applicable, self-employment tax.

9.

Assignment.  Neither party may assign this Agreement or any interest herein, or delegate any of its duties hereunder, to any third party without the other party’s prior written consent. Any attempted assignment or delegation without such consent shall be null and void.

10.

Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and assigns of the parties.

11.

Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the matters herein contained and supersedes all previous agreements and undertakings with respect thereto.  This agreement may be modified only by written agreement signed by the parties.

12.

Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws rules.

13.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute but one Agreement. Facsimile signatures shall be agreed to be as originals and shall be binding with the full force and effect as if they were original signatures.

AGREED AND ACCEPTED THIS 31st OF AUGUST, 2012:

CLIENT	CONSULTANT

BY: /s/ Jerry G. Mikolajczyk	BY: /s/ Ezekiel Rahman
Signature	Name: Ezekiel Rahman
Jerry G. Mikolajczyk	Title: President & CEO
Its: President and CEO